Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Bruce Galton	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(bgalton@senesco.com)	Anne Marie Fields
(732) 296-8400	(afields@lhai.com)
212-838-3777

ArborGen, LLC :
Barbara Wells
President and Chief Executive Officer
bhwells@arborgen.com
(843) 851-5074

SENESCO AND ARBORGEN ANNOUNCE FIELD TRIAL RESULTS AND NOTICE
OF LICENSE EXERCISE

NEW BRUNSWICK, N.J. (June 28, 2006)—Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) and ArborGen, LLC, the Company’s forestry product co-development partner, announced ArborGen’s decision to exercise its option to license Senesco’s technology. ArborGen’s decision is based on positive results from the first year of field trials.

Senesco and ArborGen have collaborated over the past four years in an effort to develop trees with greater biomass and shorter time to harvest. After three years of positive lab and greenhouse results, trees were established in the field in August 2004. At the end of the 2005 growing season, certain trees which were enhanced by the Senesco technology had approximately double the increase in volume relative to control trees.

Maud Hinchee, ArborGen’s Chief Technology Officer said, “We are very pleased with the growth performance of trees containing Senesco genes in our research trials. ArborGen is excited about the potential to continue our research with the Senesco technology.”

Dr. John Thompson, Senesco’s Chief Scientific Officer, commented, “Our relationship with ArborGen has been very productive to date and we certainly look forward to continuing our work with them. The data generated by these field trials further underlie both the efficacy and broad applicability of our technology.”

About Senesco Technologies, Inc.

Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis)

to determine if its technology is applicable in human medicine. Accelerating apoptosis may have applications to the development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others. Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates the onset of cell death. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables. In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, N.J.

About ArborGen, LLC.

ArborGen LLC, with headquarters in Summerville, SC, is a global leader in the research, development and commercialization of genetic technologies that will improve forest sustainability and productivity. ArborGen is developing commercially important technologies that will lead to improved forest management systems and forest product manufacturing processes. We are producing faster growing and sturdier trees that use less land and energy to process and will meet increasing wood product needs of a growing population. Growing these trees on planted forests offers the potential to protect and replenish native forests in all their diversity and complexity.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.